SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 8)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

AbbVie Inc.

(Name of Subject Company (Issuer))

AbbVie Inc.

(Names of filing Persons (Offeror and Issuer))

Common Stock, Par Value $0.01 per share

(Title of Class of Securities)

00287Y109

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

Laura J. Schumacher, Esq.

Executive Vice President, External Affairs, General Counsel and Corporate Secretary

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064-6400

(847) 932-7900

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

David K. Lam, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

CALCULATION OF FILING FEE

TRANSACTION VALUATION	AMOUNT OF FILING FEE
$7,500,000,000*	$933,750**

*                       Estimated for purposes of calculating the Filing Fee only.  This amount is based on the offer to purchase for not more than $7,500,000,000 in aggregate of up to 75,757,575 shares of Common Stock, par value $0.01 per share, at the minimum tender offer price of $99.00 per share.

**                The Filing Fee is calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and equals $124.50 for each $1,000,000 of the value of the transaction.

☒                Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$11,252,203.98
Form or Registration No.:	Registration Statement on Form S-4
Filing Party:	AbbVie Private Limited, a wholly owned subsidiary of AbbVie Inc.
Date Filed:	August 21, 2014

☐                  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐      Third-party tender offer subject to Rule 14d-1.

☒     Issuer tender offer subject to Rule 13e-4.

☐      Going-private transaction subject to Rule 13e-3.

☐      Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐      Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐      Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Amendment No. 8 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission by AbbVie Inc., a Delaware corporation, on May 1, 2018 (together with any subsequent amendments and supplements thereto, the “Schedule TO”), in connection with AbbVie Inc.’s offer to purchase up to $7,500,000,000 in value of shares of its common stock, $0.01 par value per share, at a price not greater than $114.00 per share nor less than $99.00 per share, to the seller in cash, less any applicable withholding taxes and without interest.

Only those items amended or supplemented are reported in this Amendment No. 8.  Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 8 does not modify any of the information previously reported on the Schedule TO.  You should read this Amendment No. 8 together with the Schedule TO, the Offer to Purchase, dated May 1, 2018, and the related Letter of Transmittal.

Item 11. Additional Information.

Item 11 is hereby amended and supplemented as follows:

•                  On May 30, 2018, AbbVie Inc. issued a press release updating the preliminary results of the tender offer, which expired at 12:00 midnight New York City time, at the end of the day on May 29, 2018.  The update reflects additional shares that were validly tendered by notice of guaranteed delivery, but that were erroneously omitted from the initial preliminary results provided to AbbVie by Computershare Trust Company, N.A., the depositary for the tender offer.  Exhibit (a)(5)(vi) to this Schedule TO is amended and restated to include a copy of such press release, and such press release is incorporated herein by reference.

Item 12.     Exhibits.

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated May 1, 2018.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated May 1, 2018.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated May 1, 2018.

(a)(1)(vi)*	Summary Advertisement, dated May 1, 2018.

(a)(1)(vii)*	Letter from Northern Trust to Participant in the AbbVie Savings Plan, dated May 2, 2018.

(a)(1)(viii)*	Letter from Banco Popular de Puerto Rico to Participant in the AbbVie Puerto Rico Savings Plan, dated May 2, 2018.

(a)(1)(ix)*	Trustee Direction Form, AbbVie Savings Plan, AbbVie Stock Fund.

(a)(1)(x)*	Trustee Direction Form, AbbVie Puerto Rico Savings Plan, AbbVie Stock Fund.

(a)(1)(xi)*	Letter from LINK Asset Services to Participant in the AbbVie Employee Share Ownership Plan, dated May 4, 2018.

(a)(1)(xii)*	Offer Acceptance Instruction Notice for Participants of the AbbVie Employee Share Ownership Plan (“ESOP”).

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(xiii)*	Letter of Transmittal for Former Participants of the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees.

(a)(1)(xiv)*	Letter to Employee Stock Purchase Plan for Non-U.S. Employees Participants, dated May 7, 2018.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press release, dated April 26, 2018 (incorporated by reference to Exhibit 99.1 of AbbVie’s Current Report on Form 8-K filed on April 26, 2018).

(a)(5)(ii)*	Earnings call transcript, dated April 26, 2018 (incorporated by reference to Exhibit 99.1 of AbbVie’s Schedule TO-C filed on April 26, 2018).

(a)(5)(iii)*	Press release announcing the Tender Offer, dated May 1, 2018.

(a)(5)(iv)*	Employee Communication, dated May 1, 2018.

(a)(5)(v)*	Notice to Directors and Executive Officers of AbbVie Inc. regarding the Potential Complete Blackout in Transactions Involving Equity Securities of AbbVie Inc., dated May 1, 2018.

(a)(5)(vi)**	Press release announcing updated preliminary results of Tender Offer, dated May 30, 2018.

(b)(i)	Not applicable.

(d)(i)

Form of Agreement Regarding Change in Control by and between AbbVie Inc. and its named executive officers (incorporated by reference to Exhibit 10.13 of Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on November 16, 2012).

(d)(ii)	AbbVie 2013 Incentive Stock Program (incorporated by reference to Exhibit A to the AbbVie Inc. Definitive Proxy Statement on Schedule 14A dated March 15, 2013).

(d)(iii)	AbbVie Performance Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.4 of the company’s Annual Report on Form 10-K filed on February 19, 2016).

(d)(iv)	AbbVie Non-Employee Directors’ Fee Plan, as amended and restated (incorporated by reference to Exhibit 10.6 of the company’s Annual Report on Form 10-K filed on February 19, 2016).

(d)(v)

Form of AbbVie Inc. Non-Employee Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(vi)

Form of AbbVie Inc. Performance Restricted Stock Agreement (CEO/Chairman) (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(vii)

Form of AbbVie Inc. Performance Restricted Stock Agreement (Annual) (incorporated by reference to Exhibit 10.5 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(viii)	Form of AbbVie Inc. Performance Restricted Stock Agreement (Interim) (incorporated by reference to Exhibit 10.6 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31,

EXHIBIT NUMBER	DESCRIPTION
2013).

(d)(ix)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.7 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(x)

Form of AbbVie Inc. Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xi)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xii)

Form of AbbVie Inc. Retention Restricted Stock Unit Agreement - Cliff Vesting (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xiii)

Form of AbbVie Inc. Retention Restricted Stock Unit Agreement - Ratable Vesting (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xiv)

Form of AbbVie Inc. Retention Restricted Stock Agreement - Cliff Vesting (incorporated by reference to Exhibit 10.5 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xv)

Form of AbbVie Inc. Retention Restricted Stock Agreement - Ratable Vesting (incorporated by reference to Exhibit 10.6 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xvi)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.7 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xvii)

Form of AbbVie Inc. Performance-Vested Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.8 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xviii)

Form of AbbVie Inc. Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xvix)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xx)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xxi)

Form of AbbVie Inc. Performance-Vested Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xxii)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.25 of the company’s Annual Report on Form 10-K filed on February 16, 2018).

(d)(xxiii)	AbbVie Non-Employee Directors’ Fee Plan, as amended and restated (incorporated by reference to Exhibit 10.26 of the company’s Annual Report on Form 10-K filed on February 16, 2018).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxiv)	Stemcentrx 2011 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8 filed on June 16, 2016).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed

** Filed herewith

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 30, 2018

ABBVIE INC.

By:	/s/ William J. Chase
Name: William J. Chase
Title: Executive Vice President, Chief Financial Officer

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated May 1, 2018.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated May 1, 2018.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated May 1, 2018.

(a)(1)(vi)*	Summary Advertisement, dated May 1, 2018.

(a)(1)(vii)*	Letter from Northern Trust to Participant in the AbbVie Savings Plan, dated May 2, 2018.

(a)(1)(viii)*	Letter from Banco Popular de Puerto Rico to Participant in the AbbVie Puerto Rico Savings Plan, dated May 2, 2018.

(a)(1)(ix)*	Trustee Direction Form, AbbVie Savings Plan, AbbVie Stock Fund.

(a)(1)(x)*	Trustee Direction Form, AbbVie Puerto Rico Savings Plan, AbbVie Stock Fund.

(a)(1)(xi)*	Letter from LINK Asset Services to Participant in the AbbVie Employee Share Ownership Plan, dated May 4, 2018.

(a)(1)(xii)*	Offer Acceptance Instruction Notice for Participants of the AbbVie Employee Share Ownership Plan (“ESOP”).

(a)(1)(xiii)*	Letter of Transmittal for Former Participants of the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees.

(a)(1)(xiv)*	Letter to Employee Stock Purchase Plan for Non-U.S. Employees Participants, dated May 7, 2018.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press release, dated April 26, 2018 (incorporated by reference to Exhibit 99.1 of AbbVie’s Current Report on Form 8-K filed on April 26, 2018).

(a)(5)(ii)*	Earnings call transcript, dated April 26, 2018 (incorporated by reference to Exhibit 99.1 of AbbVie’s Schedule TO-C filed on April 26, 2018).

(a)(5)(iii)*	Press release announcing the Tender Offer, dated May 1, 2018.

(a)(5)(iv)*	Employee Communication, dated May 1, 2018.

(a)(5)(v)*	Notice to Directors and Executive Officers of AbbVie Inc. regarding the Potential Complete Blackout in Transactions Involving Equity Securities of AbbVie Inc., dated May 1, 2018.

EXHIBIT NUMBER	DESCRIPTION
(a)(5)(vi)**	Press release announcing updated preliminary results of Tender Offer, dated May 30, 2018.

(b)(i)	Not applicable.

(d)(i)

Form of Agreement Regarding Change in Control by and between AbbVie Inc. and its named executive officers (incorporated by reference to Exhibit 10.13 of Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on November 16, 2012).

(d)(ii)	AbbVie 2013 Incentive Stock Program (incorporated by reference to Exhibit A to the AbbVie Inc. Definitive Proxy Statement on Schedule 14A dated March 15, 2013).

(d)(iii)	AbbVie Performance Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.4 of the company’s Annual Report on Form 10-K filed on February 19, 2016).

(d)(iv)	AbbVie Non-Employee Directors’ Fee Plan, as amended and restated (incorporated by reference to Exhibit 10.6 of the company’s Annual Report on Form 10-K filed on February 19, 2016).

(d)(v)

Form of AbbVie Inc. Non-Employee Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(vi)

Form of AbbVie Inc. Performance Restricted Stock Agreement (CEO/Chairman) (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(vii)

Form of AbbVie Inc. Performance Restricted Stock Agreement (Annual) (incorporated by reference to Exhibit 10.5 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(viii)

Form of AbbVie Inc. Performance Restricted Stock Agreement (Interim) (incorporated by reference to Exhibit 10.6 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(ix)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.7 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

(d)(x)

Form of AbbVie Inc. Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xi)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xii)

Form of AbbVie Inc. Retention Restricted Stock Unit Agreement - Cliff Vesting (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xiii)

Form of AbbVie Inc. Retention Restricted Stock Unit Agreement - Ratable Vesting (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xiv)

Form of AbbVie Inc. Retention Restricted Stock Agreement - Cliff Vesting (incorporated by reference to Exhibit 10.5 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

EXHIBIT NUMBER	DESCRIPTION
(d)(xv)

Form of AbbVie Inc. Retention Restricted Stock Agreement - Ratable Vesting (incorporated by reference to Exhibit 10.6 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xvi)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.7 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xvii)

Form of AbbVie Inc. Performance-Vested Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.8 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).

(d)(xviii)

Form of AbbVie Inc. Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xvix)	Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xx)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.3 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xxi)

Form of AbbVie Inc. Performance-Vested Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017).

(d)(xxii)	Form of AbbVie Inc. Performance Share Award Agreement (incorporated by reference to Exhibit 10.25 of the company’s Annual Report on Form 10-K filed on February 16, 2018).

(d)(xxiii)	AbbVie Non-Employee Directors’ Fee Plan, as amended and restated (incorporated by reference to Exhibit 10.26 of the company’s Annual Report on Form 10-K filed on February 16, 2018).

(d)(xxiv)	Stemcentrx 2011 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8 filed on June 16, 2016).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed

** Filed herewith